Exhibit 10.33

AMENDMENT AGREEMENT

DECEMBER 12, 2008

Between, amongst others

PHOTRONICS IMAGING TECHNOLOGIES (SHANGHAI) CO., LTD,
as the Company

and

JPMORGAN CHASE BANK (CHINA) COMPANY LIMITED, SHANGHAI BRANCH,
as Administrative Agent

relating to the Amended and Restated Agreement dated August 23, 2007 in respect of the RMB186,000,000 facility established in favour of
Photronics Imaging Technologies (Shanghai) Co. Ltd.

THIS AMENDMENT AGREEMENT is dated December 12, 2008

BETWEEN:

(1)	PHOTRONICS IMAGING TECHNOLOGIES (SHANGHAI) CO., LTD (the Company); and

(2)	THE FINANCIAL INSTITUTIONS PARTY TO THE ORIGINAL FACILITY AGREEMENT (AS DEFINED BELOW) as lenders (the Lenders); and

(3)	JPMORGAN CHASE BANK (CHINA) COMPANY LIMITED, SHANGHAI BRANCH as Administrative Agent (in this capacity the Administrative Agent).

BACKGROUND:

(A)	On August 23, 2007, the Company, the Lenders and the Administrative Agent entered into an Amended and Restated Agreement (the Original Facility Agreement) in respect of the RMB 186,000,000 facility established in favour of the Company.

(B)	The parties wish to amend the terms of the Original Facility Agreement in accordance with the terms of this Amendment Agreement.

(C)	The Lenders have agreed to the amendments as set forth in this Amendment Agreement and have directed the Administrative Agent to enter into this Amendment Agreement on their behalf.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Incorporation of defined terms

Unless a contrary indication appears, terms and expressions defined in or construed for the purposes of the Original Facility Agreement shall have the same meaning herein. In addition, in this Amendment Agreement:

Effective Date means the date on which all the conditions specified in Clause 3 of the Amendment Agreement have been satisfied.

Facility Agreement means the Original Facility Agreement as amended by this Amendment Agreement.

1.2	Rules of Construction

The provisions of clause 1.2 (Construction) of the Original Facility Agreement shall apply to this Amendment Agreement mutatis mutandis.

1.3	Clauses

(a) In this Amendment Agreement any reference to a "Clause" or "Schedule" is, unless the context otherwise requires, a reference to a Clause or, as appropriate, the Schedule to, this Amendment Agreement.

(b) Clause and Schedule headings are for ease of reference only.

2.	AMENDMENTS

With effect from the Effective Date, the Original Facility Agreement shall be amended as follows:

	(a)	The definition of "Agents" in clause 1.1 (Definitions) of the Original Facility Agreement is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:

Agents means the Administrative Agent (and any successor administrative agent), the Collateral Agent and the PRC Collateral Agent.

	(b)	The definition of "Final Maturity Date" in clause 1.1 (Definitions) of the Original Facility Agreement is hereby amended by deleting each reference to "11 October" and inserting in lieu thereof "31 January".

	(c)	The definition of "Finance Documents" in clause 1.1 (Definitions) of the Original Facility Agreement is hereby amended by deleting the reference to "Pledge Agreements (as defined in the Guarantee)" and inserting in lieu thereof "Collateral Documents (as defined in the Guarantee) and the PRC Collateral Documents".

	(d)	The definition of "Finance Party" in clause 1.1 (Definitions) of the Original Facility Agreement is hereby amended by deleting it in its entirety and inserting in lieu of the following:

Finance Party means a Lender, the Administrative Agent, or the PRC Collateral Agent.

	(e)	Clause 1.1 (Definitions) of the Original Facility Agreement is hereby amended by inserting the following new definitions in the appropriate alphabetical order:

Agreed Security Principles means the principles governing the grant and perfection of security in relation to this Agreement as set forth below:

(a) Security shall not be created or perfected to the extent that it would (i) result in any breach of corporate benefit, fraudulent preference, retention of title claims, similar laws or regulations, or any applicable legal prohibition or restriction or (ii) result in costs that are disproportionate to the benefit obtained by the beneficiaries of that security.

(b) Where there is material incremental cost involved in creating or perfection security over all assets owned by the Company in a particular category and such costs are disproportionate to the benefit obtained by the security, only the material assets in that category shall be subject to security.

(c) Where it is impossible or impractical (e.g. due to onerous administrative or regulatory requirements) to create or perfect security over certain categories of assets, in which event, security over such assets will not be taken or perfected.

Lien means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

Obligations means all indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of the Company to any of the Finance Parties, individually or collectively, under this Agreement or any of the other Finance Documents or in respect of any of the Loans made or other instruments at any time evidencing any thereof, whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

PRC Collateral means the PRC Property and any other property (whether real, personal, tangible, intangible, or mixed) of the Company reasonably requested by the PRC Collateral Agent from time to time upon instructions from the Majority Lenders and in accordance with the Agreed Security Principles to be pledged in favor of the PRC Collateral Agent, on behalf of itself and the Lenders, pursuant to the PRC Mortgages and any other PRC Collateral Document from time to time.

PRC Collateral Agent means a Lender to be agreed by the Company, the Administrative Agent and the Majority Lenders to act as the PRC collateral agent for the Lenders under the PRC Collateral Documents, together with its successors and assigns in such capacity.

PRC Collateral Documents means, collectively, the PRC Mortgages, any security agreement, and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, evidence or perfect Liens to secure the Obligations.

PRC Mortgage means the first priority mortgage over the PRC Property granted by the Company in favor of the PRC Collateral Agent, for its benefit and the Lenders, in form and substance reasonably satisfactory to the PRC Collateral Agent and the Company, including any amendment, restatement, modification or supplement thereto.

PRC Mortgage Instruments means such title reports, title insurance, flood certifications and flood insurance, opinions of counsel, surveys, appraisals and environmental reports and other similar information and related certifications as are reasonably requested by, and in form and substance reasonably acceptable to, the PRC Collateral Agent from time to time.

PRC Property means the site or any buildings located at No. 158, Jin Qiu Road, Shanghai (including, for the avoidance of doubt, both allocated land and granted land).

(f)	Subclause 8.1(a) of the Original Facility Agreement is hereby amended by inserting the text "140 percent of" immediately before the text "the PBOC Base Rate".

(g)	Clause 9 (Market Disruption) of the Original Facility Agreement is hereby amended by deleting it in its entirety and inserting in lieu of the text on Annex I hereto.

(h)	Clause 14 (Representations and Warranties) of the Original Facility Agreement is hereby amended by inserting a new clause 14.21 after existing clause 14.20 (CBRC Rules) and re-designating the existing clause 14.21 (Times for making representations and warranties) as new clause 14.22:

14.21 Security Interest in Collateral

The provisions of this Agreement and the PRC Collateral Documents create legal and valid Liens on all the PRC Collateral covered thereby in favor of the PRC Collateral Agent, for the benefit of the Finance Parties, and (i) when all appropriate filings, recordings, registrations, stampings or notifications are made and (ii) upon the taking of possession or control by the PRC Collateral Agent of such PRC Collateral with respect to which a security interest may be perfected only by possession or control, such Liens shall constitute perfected and continuing Liens on the PRC Collateral, securing the Obligations, and having priority over all other Liens on the PRC Collateral except in the case of (a) Permitted Security Interests, to the extent any such Permitted Security Interest would have priority over the Liens in favor of the PRC Collateral Agent pursuant to any applicable law and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the PRC Collateral Agent has not obtained or does not maintain possession of such PRC Collateral.

(i)	Clause 16.2 (Authorisations) of the Original Facility Agreement is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:

	16.2	Authorisations

(a) The Company must promptly:

(i) obtain, maintain and comply with the terms; and

(ii) supply certified copies to the Administrative Agent,

of any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

(b) The Company must, within 15 days upon the performance of the Guarantee by the Guarantor, effect the foreign debt registration with SAFE in respect of the Guarantee and promptly thereafter deliver to the Administrative Agent a certified copy of the foreign debt registration certificate issued by SAFE.

(j)	Subclause 16.6 (b)(ii) of the Original Facility Agreement is hereby amended by inserting the text "with the consent of the Majority Lenders" at the end thereof.

(k)	Clause 16 (General Covenants) of the Original Facility Agreement is hereby amended by inserting the following new clauses 16.14, 16.15 and 16.16 at the end thereof:

	16.14	Equity Interest

The Company shall not issue any share capital or other equity interests to any person other than the Guarantor.

	16.15	Preservation of Existence

The Company shall preserve, renew and maintain in full force and effect its legal existence and good standing under PRC law except in a transaction permitted by Clause 16.10 (Mergers). The Company shall not enter into any liquidation, dissolution, winding-up or other termination of existence without the consent of the Majority Lenders.

16.16 PRC Collateral

(a) The due, prompt and punctual payment and performance of all present and future Obligations of the Company under the Finance Documents, including, without limitation, the payment of principal of and interest on the Loan and all other fees, costs, charges and expenses due to the Finance Parties provided for in the Finance Documents shall be secured by Liens, as applicable, in, to or on the PRC Collateral.

(b) Upon request by the PRC Collateral Agent and the Administrative Agent, the Company shall, promptly and in any event within a period reasonably acceptable to the PRC Collateral Agent and the Administrative Agent, cause all PRC Collateral to be subject at all times to first priority and perfected Liens in favor of the PRC Collateral Agent for the benefit of the Lenders to secure the Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Clause 16.5 (Negative pledge). Without limiting the generality of the foregoing, the Company will, within the time period specified above, deliver the PRC Mortgages and the PRC Mortgage Instruments with respect to the PRC Property to the PRC Collateral Agent, and duly register the PRC Mortgages as first ranking mortgages in favor of the PRC Collateral Agent with Shanghai Real Estate Trading Center or its authorized district branches.

(c) Without limiting the foregoing, the Company will execute and deliver, or cause to be executed and delivered, to the PRC Collateral Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including without limitation undertaking all registration and perfection steps required under, and within the time required by, the applicable laws, filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents, payment of registration or other related fees or charges and such other actions or deliveries required by law, as applicable), which may be required by law or which the PRC Collateral Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Finance Documents and to ensure perfection and priority of the Liens created or intended to be created by the PRC Collateral Documents, all at the expense of the Company.

(d) If any real property or improvements thereto or any interests therein) are acquired by the Company after December 12, 2008 (other than assets already constituting PRC Collateral under any PRC Mortgage or any other PRC Collateral Document), the Company will notify the PRC Collateral Agent thereof, and, if requested by the PRC Collateral Agent, the Company will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or reasonably requested by the PRC Collateral Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Company.

(l)	Clause 17.3 (Breach of other obligations) of the Original Facility Agreement is hereby amended by deleting the text "or clause 7 (General Covenants)" and inserting in lieu thereof the text ", clause 6 (Affirmative Covenants) or clause 7 (Negative Covenants)".

(m)	Clause 17.11 (Effectiveness of Finance Documents) of the Original Facility Agreement is hereby amended by inserting the following new paragraphs (d) and (e) at the end thereof:

(d) any PRC Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any material portion of the PRC Collateral purported to be covered thereby, except as permitted by the terms of any Finance Document.

(e) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any material portion of the Collateral purported to be covered thereby, except as permitted by the terms of any Finance Document.

(n)	Clause 17 (Default) of the Original Facility Agreement is hereby amended by inserting the following new clause 17.15 at the end thereof:

17.15 Enforcement of Security

Upon the occurrence and during the continuance of an Event of Default, the PRC Collateral Agent may, in accordance with the terms of the PRC Collateral Documents, exercise any rights and remedies provided to the PRC Collateral Agent under the Finance Documents or at law or equity.

(o)	Clause 18.1 (Appointment and duties of the Administrative Agent and the Collateral Agent) of the Original Facility Agreement is hereby amended by deleting the heading in its entirety and inserting in lieu thereof "Appointment and duties of the Administrative Agent, the Collateral Agent and the PRC Collateral Agent."

(p)	Subclause 18.1(a) of the Original Facility Agreement is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:

(a) Each Finance Party (other than the Agents) irrevocably appoints JPMorgan Chase Bank (China) Company Limited, Shanghai Branch as Administrative Agent and the PRC Collateral Agent, and JPMorgan Chase Bank, National Association as Collateral Agent, under and in connection with the Finance Documents. Without limiting the foregoing, each Lender authorizes each of the Administrative Agent and the Collateral Agent to enter into the Intercreditor Agreement on behalf of such Lender and agrees to be bound by the terms of the Intercreditor Agreement as if it were a party thereto. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the PRC Collateral Agent and the Lenders, in assets which, in accordance with applicable law can be perfected only by possession. Should any Lender (other than the PRC Collateral Agent) obtain possession of any such PRC Collateral, such Lender shall notify the PRC Collateral Agent thereof, and, promptly upon the PRC Collateral Agent’s request therefor shall deliver such PRC Collateral to the PRC Collateral Agent or otherwise deal with such PRC Collateral in accordance with the PRC Collateral Agent’s instructions.

(q)	Subclause 18.1(b) of the Original Facility Agreement is hereby amended by inserting the following new paragraph at the end thereof:

Without limiting the generality of paragraphs (i) & (ii) above, each Lender authorizes the PRC Collateral Agent to enter into each PRC Collateral Document and to take all action contemplated by such documents. Each Lender agrees that no Lender (other than the PRC Collateral Agent) shall have the right individually to seek to realize upon the security granted by any PRC Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the PRC Collateral Agent for the benefit of the Lenders upon the terms of the PRC Collateral Documents. The PRC Collateral Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Lenders any PRC Collateral Documents necessary or appropriate to grant and perfect a Lien on such PRC Collateral in favor of the PRC Collateral Agent on behalf of the Lenders.

(r) Subclause 18.1(c) of the Original Facility Agreement is hereby amended by adding the following sentence at the end thereof:

For the avoidance of doubt, it is acknowledged and agreed that (i) the PRC Collateral Agent shall have no obligation to request PRC Collateral unless it has received instruction of the Majority Lenders, and (ii) the PRC Collateral Agent shall not be required to execute any Finance Document or take any action in connection with PRC Collateral (including, without limitation, perfection and maintenance of security thereon) which, in the PRC Collateral Agent's opinion, would expose the PRC Collateral Agent to liability or create any obligation or entail any consequence not contemplated or agreed to by the PRC Collateral Agent in this Agreement or any other Finance Document.

(s) Clause 18.12 (Resignation of the Agents) of the Original Facility Agreement is hereby amended by deleting each reference to “the Administrative Agent” appearing therein and to replace each such reference with the reference “the Administrative Agent or the PRC Collateral Agent, as the case may be."

3.	CONDITIONS OF EFFECTIVENESS

The effectiveness of this Amendment Agreement is subject to the conditions precedent that (a) the Administrative Agent shall have received counterparts of this Amendment Agreement duly executed by the Company, the Majority Lenders and the Administrative Agent and Photronics, Inc. has consented, in writing, to the amendments set forth herein and confirmed its guaranty in favour of the Administrative Agent for and on behalf of itself and the other Lenders and (b) the Company shall have paid all of the fees of the Administrative Agent and its affiliates (including, to the extent invoiced, reasonable attorneys’ fees and expenses of the Administrative Agent) in connection with this Amendment Agreement and the other Finance Documents.

4.	PAYMENT OF AMENDMENT FEES

The Company shall, within five (5) Business Days from the date hereof, pay to the Administrative Agent, for the account of each Lender that has consented to the amendments set forth herein by such time as is requested by the Administrative Agent, an amendment fee equal to 0.50% of such Lender’s share in the outstanding Loans and undrawn Commitments. The Company shall make each such payment in RMB in immediately available funds. The parties hereby acknowledge and agree that notwithstanding anything to the contrary contained in Clause 17.2 (Non-payment) of the Original Facility Agreement, non-payment of the amendment fee within the time period specified herein shall be an Event of Default.

5.	REPRESENTATIONS

The Company makes each of the Repeating Representations by reference to the facts and circumstances existing as at the date of this Amendment Agreement (and for the avoidance of doubt, any reference therein to the Facility Agreement or any Finance Document shall be deemed to include a reference to this Amendment Agreement).

6.	CONTINUITY AND FURTHER ASSURANCE

6.1	Continuing Obligations

(a)	The provision of the Facility Agreement and the other Finance Documents shall continue in full force and effect.

(b)	Without prejudice to paragraph (a), any guarantee and/or security given by any Obligor under any or all of the Finance Documents shall continue in full force and effect.

6.2	Further assurance

The Company shall, at the reasonable request of the Lenders and at its own expense, do all such acts and things necessary or appropriate to give effect to the amendments effected or to be effected pursuant to this Amendment Agreement.

7.	MISCELLANEOUS

7.1	Governing Law

This Amendment Agreement shall be governed by and construed in accordance with the law of the PRC.

7.2	Incorporation of terms

The provisions of clauses 28 (Severability), 29 (Counterparts), 30 (Notices), 31 (Language), 33 (Enforcement) of the Original Facility Agreement shall apply to this Amendment Agreement mutatis mutandis and as if any reference therein to the Facility Agreement or any Finance Document included a reference to this Amendment Agreement.

7.3	Designation

This Amendment Agreement is a Finance Document.

This Amendment Agreement has been entered into on the date stated at the beginning of this Amendment Agreement.

SIGNATORIES

Company

PHOTRONICS IMAGING TECHNOLOGIES (SHANGHAI) CO., LTD.

By:

Administrative Agent

JPMORGAN CHASE BANK (CHINA) COMPANY LIMITED, SHANGHAI BRANCH

By:

Annex I

New Clause 9

9.	MARKET DISRUPTION

9.1	Market disruption

(a)	If the Administrative Agent determines that:

(i) no PBOC Base Rate is available;

(ii) funding in RMB in the required amount for that Loan is not available to any Lender; or

(iii)

funding or maintaining in RMB any Loan in the required amount is not available to any Lender on terms that are adequately covered by the PBOC Base Rate (including, without limitation, the PBOC Base Rate being less than the cost to any Lender of funding or maintaining a Loan), the Administrative Agent must promptly notify the Company and the Lenders in writing.

(b)	After notification under paragraph (a) above, the Company and the Administrative Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan, including, without limitation, determining the rate of interest reasonably necessary for any Lender to maintain the rate of return initially expected by such Lender for funding and maintaining a Loan.

(c)	Any alternative basis agreed will be, with the prior consent of all the Lenders affected thereby, binding on the Company and such Lenders.

(d)	If the Parties fail to reach an agreement on an alternative basis for determining the rate of interest, the following shall apply:

(i)	in the case of an event under paragraphs (a)(i) and (a)(ii) above, the Lenders shall cease to be under any further obligation to advance Loans, and in respect of an outstanding Loan, the rate of interest shall be determined by the Administrative Agent (after consultation with the Lenders), unless the Company has prepaid the Loan in accordance with the terms of subclause 9.1(d)(iii) or (iv) below.

(ii)	in the case of an event under paragraph (a)(iii) above, the Lenders shall cease to be under any further obligation to advance Loans, and in respect of an outstanding Loan, the rate of interest shall be determined by the affected Lender(s) for the affected Loan(s), which rate shall be equal to an amount reasonably necessary for the Lender(s) to maintain the rate of return initially expected by such Lender(s) for funding and maintaining such Loan(s), from whatsoever source and /or for whatsoever period it may have reasonably selected, unless the Company has prepaid the Loan in accordance with the terms of subclause 9.1(d)(iii) or (iv) below.

(iii)	During the thirty day period, the Company shall be at liberty at any time, by giving to the Administrative Agent not less than five (5) business days’ prior written notice, prepay (without premium or penalty but subject to Clause 21.3 (Break Costs)) the entire Loan. The amount prepaid shall not be redrawn and such prepayment shall be made together with all interest accrued on the Loan and all other moneys payable under this Agreement. On the Company giving notice of prepayment pursuant to this paragraph in respect of the entire Loan, the undrawn portion of the relevant Facility (if any) shall be automatically cancelled forthwith.

(iv) The Company must prepay the relevant loan with all accrued interest and other amounts within 15 Business Days of receipt of the Administrative Agent’s notice of prepayment.

(e)	The Administrative Agent (in consultation with the Lenders) shall periodically determine with the market disruption events requiring the alternative basis as described in this Clause 9.1 continues and, if not, shall forthwith give notice in writing to the Company and the Lenders, whereupon the Administrative Agent shall establish a date on which any alternative basis shall cease to apply and on which the other applicable provisions of this Agreement for the determination of interest rate and interest payment dates in the absence of a market disruption event described in this Clause 9.1 shall apply.

(f)	If a market disruption event described in this Clause 9.1 continues beyond the period for which the alternative basis has been agreed or such other basis has been determined, such procedure shall be repeated as often as may be necessary.